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Exhibit 10.60

August 20, 2004

Mr. John Mutch
P.O. Box 1590
Rancho Santa Fe, CA 92067

  Re:
  Amendment to Employment Letter dated August 14, 2003 between Peregrine Systems, Inc. and Mr. John Mutch (the "Original Agreement").

Dear John:

        On behalf of the Board of Directors (the "Board") of Peregrine Systems, Inc. ("PSI"), we are pleased to amend and restate the terms of your Original Agreement with PSI as set forth in this letter agreement (the "Employment Agreement"). This Employment Agreement amends and restates in its entirety the Original Agreement, effective as of May 25, 2004. By executing a copy of this Employment Agreement, you will agree to continue to serve as President and Chief Executive Officer of PSI, and to the restatement of the terms of your Original Agreement as follows:

        1.    TITLE; BASE SALARY.    You will continue to be employed as President and Chief Executive Officer of PSI and to report to the Board. Your base salary will continue at the rate of $400,000 annually through July 31, 2004. From and after August 1, 2004, your base salary will be increased to the rate of $450,000 annually. Your base salary will be payable in accordance with PSI's standard payroll practices. So long as you serve as PSI's Chief Executive Officer, PSI shall include you on the slate of directors nominated for election at each annual meeting of PSI stockholders.

        2.    EMPLOYMENT TERM.    The term of your employment as President and Chief Executive Officer under this Employment Agreement (the "Employment Term") will end when it is terminated in accordance with Section 6.

        3.    BONUS.    You will be eligible to receive bonuses as set forth below.

          (a)    Fiscal 2004.    You acknowledge receipt of payment in the amount of $178,500 on June 15, 2004 pursuant to PSI's Management Incentive Compensation Plan ("MICP") in recognition of your achievements in fiscal 2004, and the ability to earn up to an additional $59,500, based on the confirmation of attainment of bonus objectives previously established by the Board in consultation with you, to be paid in accordance with the terms of the MICP and at the time or times payments are made to other participants in the MICP.

          (b)    Fiscal 2005.    In fiscal 2005, you will be eligible to participate in the MICP with a target bonus of $400,000, based on the attainment of reasonable bonus objectives determined by the Board in consultation with you (which shall include, without limitation, the attainment of fiscal 2005 earnings and revenue targets consistent with PSI's fiscal 2005 budget approved by the Board), to be paid in accordance with the terms of the MICP and at the time or times payments are made to other participants in the MICP.

          (c)    Fiscal 2006 and Beyond.    In fiscal 2006 and subsequent years, you will be eligible to participate in the MICP or a successor bonus plan with a target bonus and reasonable bonus objectives to be determined by the Board in consultation with you, to be paid in accordance with the terms of the MICP or a successor plan and at the time or times payments are made to other participants in such plan.

        4.    BENEFITS.    You will be eligible to participate in PSI's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave ("PTO") in accordance with PSI polices in effect during the term of this Employment Agreement and will receive such other benefits as PSI generally provides to its other employees of comparable position and experience. However, you will in any event be eligible for at least three weeks of PTO from the commencement of your employment through August 17, 2004, and at least four weeks of PTO during each subsequent year of employment.

        5.    EQUITY-BASED AWARDS.

          (a)    Options.    You acknowledge that the Compensation Committee of the Board approved the grant to you of an option to purchase up to 350,000 shares of PSI's common stock (the "Options") under the 2003 Equity Incentive Plan (the "Equity Incentive Plan") effective August 18, 2003 with an exercise price of $17.00 per share of PSI common stock, the fair market value of the PSI common stock on the date of grant and that PSI granted and you accepted the Options subject to the terms and conditions of the Stock Option Grant Agreement, dated August 18, 2003, between you and PSI.

          (b)    Restricted Stock Award.    You acknowledge that the Compensation Committee of the Board approved the grant to you on May 25, 2004, as additional compensation, of 40,000 restricted shares of PSI common stock (the "Restricted Shares"), subject to the execution of this Employment Agreement and a Restricted Stock Grant Notice and Restricted Stock Agreement (collectively, the "Restricted Stock Agreement") in the form attached hereto as Exhibit A, consistent with the terms and conditions of the Equity Incentive Plan and this Employment Agreement.

            (i)    Vesting of Restricted Shares.    All of the Restricted Shares shall be vested immediately upon issuance.

            (ii)    Restrictions on Resale.    In addition to any restrictions of the Equity Incentive Plan or the Restricted Stock Agreement to the contrary, you may not sell, assign, hypothecate or otherwise transfer the Restricted Shares or any interest therein prior to May 25, 2005, other than in connection with a Sale Event (as defined in the PSU Agreement, as defined in Section 5(c)), a Termination for Death or Disability, Termination without Cause or a Termination for Good Reason (each as defined in Section 6). PSI may impose one or more of the following restrictions as it in good faith determines appropriate to control the timing and manner of any resales by you or other subsequent transfers by you of any Restricted Shares: (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other security holders and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers. You hereby acknowledge that the Restricted Shares have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and the Restricted Shares are subject to, and the certificates representing the Restricted Shares shall be legended to reflect, certain restrictions on transfer pursuant to the terms of this Employment Agreement and the Equity Incentive Plan and under applicable securities laws, and you hereby agree to comply with all such restrictions and to execute such documents or take such other actions as PSI may require in connection with such restrictions.

            (iii)    Limited Transferability of Restricted Shares.    The Restricted Shares may be assigned in whole or in part during your lifetime to one or more members of your family or to a trust established exclusively for one or more such family members or to an entity in which you are majority owner, to the extent such assignment is in connection with your estate or financial planning or pursuant to a Domestic Relations Order (as defined in the Equity Incentive Plan); provided the assignees shall hold the Restricted Shares subject to the terms, conditions and restrictions applicable to the Restricted Shares immediately prior to such assignment. Any assignee shall be required to execute documentation satisfactory to PSI agreeing to be bound by all such terms, conditions and restrictions.

            (iv)    Form S-8 Reoffer Prospectus.    Within 30 days following the later of (A) a Sale Event, Termination for Death or Disability, Termination without Cause or a Termination for

    Good Reason prior to May 25, 2005, and (B) the date following the occurrence of any of the events described in clause (A) of this Subsection (b)(iv) on which PSI first satisfies all of the requirements for the use of a registration statement on a Form S-8 (as set forth in the General Instructions to the Form S-8), including the use of a "reoffer prospectus" contemplated by General Instruction C of Form S-8 (the "S-8 Requirements"), PSI will file a registration statement on a Form S-8 including a reoffer prospectus with respect to the Restricted Shares and, to the extent PSI continues through May 25, 2005 to satisfy the S-8 Requirements, will maintain the effectiveness of such registration statement and reoffer prospectus until May 25, 2005.

            Notwithstanding anything in this Subsection (b)(iv) to the contrary, if the Board determines, in good faith, that because of the existence of material non-public information about PSI it would be disadvantageous to PSI to file registration statement on a Form S-8, PSI shall be entitled to delay the filing of such registration statement until the Board determines, in good faith, that the filing of the registration statement would no longer be disadvantageous to PSI.

          (c)    Performance Stock Unit Award.    The Compensation Committee of the Board has approved, subject to the execution of this Employment Agreement and a Performance Stock Unit Agreement in the form attached hereto as Exhibit B (the "PSU Agreement"), a grant to you of performance stock units (the "Units") representing the right to participate in the future value of PSI on the terms and conditions of this Employment Agreement and the PSU Agreement.

        6.    TERMINATION.    Your employment with PSI may be terminated by you or by PSI at any time for any reason as follows:

          (a)   You may terminate your employment upon prior written notice to the Board at any time in your discretion ("Voluntary Termination");

          (b)   PSI may terminate your employment upon written notice to you at any time following a determination by the Board that there is "Cause" as defined below, for such termination ("Termination for Cause");

          (c)   PSI may terminate your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause for such termination ("Termination without Cause");

          (d)   Your employment will automatically terminate upon your death or upon your Disability (as defined below) ("Termination for Death or Disability"); or

          (e)   You may terminate your employment upon prior written notice (the "Notice Period") to the Board at any time following a determination by you that there is "Good Reason" (as defined below) for such termination ("Termination for Good Reason"), such termination to be effective at the end of the Notice Period if PSI has not remedied the Good Reason for such termination.

        For purposes of this Employment Agreement, the term "Disability" shall mean your inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period. For purposes of this Employment Agreement, "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to PSI (other than as a result of a Disability); (ii) repeated and continued failure to perform your duties and responsibilities as a PSI employee (including but not limited to your compliance with any written policy of PSI) in good faith after having a reasonable opportunity to cure such failure upon receiving specific written notice of such failure from PSI; (iii) commission of any act of fraud with respect to PSI; or (iv) conviction of a felony or a crime involving moral turpitude if such felony or crime caused material harm to the business and affairs of PSI; provided, however, that clause (i) of this definition of the term "Cause" shall not apply following a Change in Control. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of PSI. For purposes of this Employment Agreement, "Good Reason" shall mean (i) a significant reduction of your duties, title, position or responsibilities, including a material change in your reporting structure, which shall include, but not be limited to, (A) your no longer reporting to the Board, or (B) your no longer serving as President and Chief Executive Officer of PSI, that is effected without your written consent; (ii) a substantial reduction, without good business reasons, of the facilities or perquisites available to you immediately prior to such reduction if such reduction is effected without your written consent; (iii) a reduction of your base salary and target bonus as in effect immediately prior to such reduction if such reduction is effected without your written consent (other than any such reduction that is effected on substantially a company-wide basis in order to reduce PSI's operating expenses); (iv) a material reduction in the aggregate level of employee benefits made available to you when compared to the employee benefits made available to you immediately prior to such reduction if such reduction is effected without your written consent (other than any such reduction that is effected on substantially a company-wide basis in order to reduce PSI's operating expenses); or (v) the relocation of your primary office at PSI to a facility or location that is more than fifty (50) miles away from your primary office location immediately prior to such relocation, if such relocation is effected without your written consent.

        7.    SEPARATION BENEFITS; CHANGE OF CONTROL PAYMENT.    Upon termination of your employment with PSI for any reason, you will receive payment for all salary and earned but unused paid time off ("PTO") accrued to the date of your termination of employment in addition to any payment that you are entitled to receive in respect of your Units. Your benefits will be continued under PSI's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination. You will also be entitled to the payments set forth in Section 7(e) upon a Change of Control (as defined in Section 7(e)).

          (a)   In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares or stock options.

          (b)   Subject to your compliance with Section 9, in the event of your Termination without Cause, Termination for Death or Disability or Termination for Good Reason: (i) at any time prior to August 18, 2004 (the "First Year Stub Period"), you will be entitled to a severance payment equal to your base salary plus an amount equal to the maximum amount of the target bonus for fiscal 2005 under the MICP; or (ii) at any time after the First Year Stub Period, you will be entitled to a severance payment equal to two (2) times your base salary plus an amount equal to two (2) times the target bonus under the MICP or a successor plan for the fiscal year in which the termination occurs, in either case payable within five (5) days after the effective date of your termination; provided, that any severance payable hereunder in the event of your Termination for Death or Disability shall be reduced by the proceeds received by you or your heirs pursuant to insurance policies paid for by PSI. The severance payments will be in addition to unpaid salary, accrued PTO and accrued but unpaid bonuses for periods ended prior to the date of termination of employment, each of which will be payable in accordance with applicable law and PSI's policies as in effect at the time of your termination. In addition, in the event of your Termination without Cause or Termination for Good Reason at any time after the First Year Stub Period, all Options that would have vested during the 12 months following the date of termination shall become immediately exercisable on such date.

          (c)   In the event of your Termination for Death or Disability, all Options that would have vested during the 12 months following the date of termination shall become immediately exercisable on such date.

          (d)   In the event of your Termination without Cause, Termination for Good Reason or Termination for Death or Disability, PSI will reimburse you for any verified payments that you actually make pursuant to your rights under COBRA (as defined below) in order to continue your coverage under PSI's medical, dental and vision insurance benefit plans, subject to the same coverage levels and employee contribution rates as in effect prior to the termination, during the Continuation Period (as defined below). In addition, during (and only during) the Continuation Period, PSI will, at its expense continue your coverage under any life insurance benefits in which you are participating in your capacity as a PSI employee immediately prior to the date your employment terminated, to the extent permitted under any such life insurance benefit plan(s) or policy(ies) or pursuant to any riders thereto that PSI may obtain using commercially reasonable efforts and without increasing PSI's cost to maintain such plan(s) or policy(ies) by more than thirty percent (30%). For purposes of this Employment Agreement, the term "COBRA" shall mean the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), adopted as part of the Consolidated Omnibus Budget Reconciliation Act, which allow former employees of an employer to continue to receive health and medical benefits, at their expense, for a specified time period. For purposes of this Employment Agreement, the term "Continuation Period" shall mean that time period beginning on the date your employment is terminated and ending upon the earlier to occur of (i) eighteen (18) months after such date, (ii) the first date on or after such date on which you commence employment with any other employer who provides you with medical, dental and vision insurance benefits or (iii) the first date on which you cease to be eligible under COBRA to continue your coverage under PSI's medical, dental and vision benefit plans.

          (e)   Subject to your compliance with Section 9, in the event of a Change of Control (as defined below) that occurs either (i) while you are employed by PSI or (ii) within three (3) months following a Termination without Cause, Termination for Good Reason or Termination for Death or Disability, you will be entitled to a payment equal to three (3) times your base salary plus an amount equal to three (3) times your target bonus, payable on the effective date of the Change of Control. In the event of your termination by PSI or any successor corporation for any reason following a Change of Control, you will only be entitled to the payment set forth in this Subsection (e) (for purposes of clarity, you will not be entitled to any additional severance payment pursuant to Subsection (b)). Furthermore, any amounts payable pursuant to this Subsection (e) as a result of a Change of Control that occurs within three (3) months following a Termination without Cause, Termination for Good Reason or Termination for Death or Disability shall be offset against any payments previously paid pursuant to the first sentence of Subsection (b) (for purposes of clarity, you will only be entitled to receive an aggregate of three (3) times your base salary plus an amount equal to three (3) times your target bonus).

    A "Change of Control" means:

              (i)  the consummation of a merger or consolidation of PSI with or into another entity or any other corporate reorganization, if persons who were not stockholders of PSI immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

             (ii)  the sale, transfer, exclusive license or other disposition of all or substantially all of the assets of PSI;

            (iii)  a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

              (A)  Had been directors of PSI immediately after PSI's emergence from bankruptcy protection on August 7, 2003 or had been designated to serve on the Board during the 90-day period after emergence pursuant to the terms of the confirmed plan of reorganization (the "Original Directors"); or

              (B)  Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii);

            (iv)  Any transaction as a result of which any person (excluding any person who was a stockholder of PSI immediately after emergence from bankruptcy protection on August 7, 2003) is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of PSI representing at least 35% of the total voting power represented by PSI's then outstanding voting securities. For purposes of this Subsection (d), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of PSI or of a parent or subsidiary of PSI and (ii) a corporation owned directly or indirectly by the stockholders of PSI in substantially the same proportions as their ownership of the common stock of PSI; or

            (iv)  Approval by the stockholders of PSI of a complete liquidation or dissolution of PSI.

        8.    280G PAYMENT.

          (a)   In the event any of the benefits provided for in this Agreement or any other benefits approved at any time by the Board or the Compensation Committee of the Board and otherwise payable to you (including stock options) constitute "parachute payments" within the meaning of Section 280G of the Code, and will be subject to the excise tax imposed by Section 4999 of the Code, then, subject to the provisions of Section 8(d) below, you shall receive from PSI (A) a cash payment sufficient to pay such excise tax, and (B) an additional payment sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by PSI to you pursuant to this sentence.

          (b)   Unless PSI and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid to you by PSI under this Section 8 shall be made in writing by PSI's independent accountants (the "Accountants"), and the amounts to be paid to you by PSI under this Section 8 will be paid to you within thirty (30) days after the Accountants have finally determined that amount as provided herein (or such shorter time after the Accountants have finally determined that amount as may be necessary in order for you to timely pay any withholding or estimated tax obligations arising from your receipt of any payment under this Section 8). For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. PSI and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. PSI shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

          (c)   In the event that the Internal Revenue Service ("IRS") determines that the amount of excise tax payable by you as described above in this Section 8 is different than the amount of such excise tax as determined by the Accountants as provided above, then: (A) if the amount of such excise tax payable by you as determined by the IRS is less than the amount of such excise tax as computed by the Accountants, you will reimburse PSI for all excess amounts actually paid to you by PSI under this Section 8 due to the over-calculation of such excise tax by the Accountants within five (5) business days after you receive either a refund from the IRS due to such over-calculation or you receive an economic benefit from the IRS (such as a credit against tax payable) on account of such over-calculation, provided you reported and paid all your excise and income tax liabilities resulting from the operation of this Section 8 consistent with the amounts you were actually paid hereunder; and (B) if the amount of such excise tax payable by you as determined by the IRS is greater than the amount of such excise tax as computed by the Accountants, then PSI will promptly reimburse you for the amounts that PSI underpaid you under this Section 8 due to the under-calculation of such excise tax by the Accountants.

          (d)   In the event any of the benefits provided for in this Agreement or any other benefits approved at any time by the Board or the Compensation Committee of the Board and otherwise payable to you (including stock options) constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then you may, at your sole option and discretion, elect to waive, not receive and/or reduce such benefits to such lesser extent as will result in no portion of such benefits being subject to the excise tax imposed by Section 4999 of the Code, and in that case PSI's obligation to make a payment to you pursuant to the provisions of Section 8 will be correspondingly reduced.

        9.    RELEASE.    You agree that the severance payments you may be entitled to upon Termination without Cause or Termination for Good Reason or the payments you may be entitled to upon a Change of Control will not apply unless (i) you and PSI have each executed a mutual general release (in a form determined by PSI) of all known and unknown claims that either you or PSI may then have against the other and/or persons or entities affiliated with you or PSI, as applicable, other than payments by PSI under the Employment Agreement, the Options, the Restricted Stock Agreement or the PSU Agreement to the extent such payments are required to be performed after the date of the release, (ii) you and PSI have agreed not to prosecute or bring any legal action or other proceeding based upon any of such claims and (iii) you have agreed to provide reasonable transition assistance to PSI (or the surviving corporation) as requested and without further compensation for three (3) months following the termination of employment. Notwithstanding anything in this Employment Agreement to the contrary, in no event shall the payments provided for in Sections 7(b) and 7(e) of this Employment Agreement that are otherwise due and payable be delayed as a result of PSI's request that you perform Transition Services.

        10.    CONFIDENTIALITY; NONSOLICITATION.    In light of the fact that the confidential information that you have acquired, and will acquire, is inextricably bound with your knowledge regarding the conduct of PSI's business activities and that therefore you would necessarily use confidential information if you were to compete with PSI, you agree that during the Employment Term, and for a period of one year thereafter, you will not provide any services, whether as an officer, director, proprietor, employee, partner, consultant, advisor, agent, sales representative or otherwise, nor will you own beneficially securities of any of the following entities: Altiris; BMC Software, Inc.; Computer Associates; Hewlett Packard Company; International Business Machines Corporation; MRO Software; and USU Software AG (each a "Competitor") (except that, in the case of any Competitor whose equity securities are publicly-held, you may beneficially own up to 2% of the outstanding equity securities of such Competitor or any mutual fund holding securities of such Competitor). You further agree that in light of the nature of PSI's business, and the life-cycle of product development, the one-year period provided for above shall apply regardless of the nature or reason for your termination and that it is reasonable and necessary in order to protect the confidential, proprietary and trade-secret information that you will acquire as a result of being the President and Chief Executive Officer of PSI. Notwithstanding the foregoing, such restrictions shall not preclude you from providing any services to a distinct business unit of a Competitor if such unit does not compete with PSI's business activities. You also, further and independently, agree that during your employment with PSI, and for a period of one (1) year after termination of your employment with PSI, you will not for any reason, whether directly or indirectly: (a) solicit, recruit, take away or attempt to take away, any employee or consultant of PSI or any of its affiliates, or induce (or attempt to induce) any employee or consultant of PSI or any of its affiliates to terminate his or its employment or services with PSI or any of PSI's affiliates; or (b) use any confidential or proprietary information of PSI or any of its affiliates to, directly or indirectly, solicit any customer of PSI or any of its affiliates or induce any customer of PSI or its affiliates to terminate its relationship with PSI or any PSI affiliate; provided, however, that this non-solicitation provision shall not prevent you from hiring any employee or consultant of PSI or any of its affiliates that you can demonstrate either (i) approached you independently without any prior direct or indirect solicitation or encouragement by you or on your part, or (ii) replied to a solicitation made to the general public without any direct or indirect solicitation or encouragement by you or on your part.

        11.    GOVERNING LAW.    This Employment Agreement will be governed by the internal laws of the State of California without reference to its conflict of laws provisions.

        12.    VENUE; SERVICE OF PROCESS.    Any legal action, arbitration or other legal proceeding relating to this Employment Agreement or the enforcement of any provision of this Employment Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Diego, California. Each party to this Employment Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, California (and each appellate court located in the State of California) in connection with any such legal proceeding or arbitration; (ii) agrees that each state and federal court located in the County of San Diego, California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding or arbitration commenced in any state of federal court located in the County of San Diego, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding or arbitration has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Employment Agreement or the subject matter of this Employment Agreement may not be enforced in or by such court. Process in any action or proceeding referred to in this section may be served on any party anywhere in the world.

        13    ENTIRE AGREEMENT.    This Employment Agreement, the Restricted Stock Agreement, your stock option agreement entered into in connection with the Original Agreement, the PSU Agreement and your employee invention assignment and confidentiality agreement with PSI contain the entire agreement and understanding of the parties with respect to the subject mature hereof. Except as provided in this Employment Agreement, no other agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Employment Agreement have been made or entered into by either party with respect to the subject matter hereof.

        14.    SUCCESSORS AND ASSIGNS.    This Employment Agreement will be binding upon you (and your successors, heirs and assigns) and any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of PSI's business and/or assets. For all purposes of this Employment Agreement, the term "PSI" shall include any successor to PSI's business and/or asserts which becomes bound by this Employment Agreement.

        15.    LEGAL FEES.    PSI will reimburse you for legal fees and costs up to $40,000 that you incur in connection with the negotiation and drafting of this Employment Agreement, the Restricted Stock Agreement and the PSU Agreement.

        We look forward to your continued contributions as part of the PSI team.

Sincerely yours,
Chairman of the Board
By signing this letter, I am agreeing to the above:
Signature:	Date:

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  Exhibit 10.60